Exhibit 99.1

FOR IMMEDIATE RELEASE

For more information, contact:

Paul D. Guichet, Vice President

228-435-8761

pguichet@thepeoples.com

THE PEOPLES BANK BOARD ELECTS VICE CHAIRMAN

BILOXI, MS (February 13, 2017) — The Peoples Bank, a 120-year old subsidiary of Peoples Financial Corporation (NASDAQ Capital Market: PFBX) announced today the board of directors elected Elizabeth “Liz” Corso Joachim as Vice Chairman of the bank.

Ms. Joachim succeeds Tyrone J. Gollott who recently retired from the bank board after twenty-three years of service. “I am very honored by the board’s action,” said Liz Corso Joachim. “It is a privilege to serve this highly regarded institution, I look forward to continuing my service and furthering the success of The Peoples Bank,” she added.

“We are extremely fortunate to have Liz serve in this capacity on the board,” said Chevis C. Swetman, Chairman and Chief Executive Officer. “She is a very distinguished business leader and extremely respected in the community.” Swetman added.

Elected a director of The Peoples Bank in 1996, Ms. Joachim follows two family members who previously served on the bank’s board. Her father, Frank P. Corso served from 1943 to 1983. Mr. Corso also served as chairman of the board from 1971 to 1983. Her brother, James A. Corso served on the board from 1983 to 1990.

Ms. Joachim is currently president of Frank P. Corso, Inc., a family-owned business since 1924 and the Mississippi Gulf Coast’s largest full line vending supplier and wholesale distribution company. She is affiliated with the Southern Association of Wholesale Distributors, American Wholesale Marketers Association, and the Mississippi Wholesale Distributors Association. Ms. Joachim has served on numerous civic, religious and community organizations at the local, state and national levels.

Founded in 1896, with $688 million in assets as of December 31, 2016, The Peoples Bank operates 18 branches along the Mississippi Gulf Coast in Hancock, Harrison, Jackson and Stone counties. In addition to offering a comprehensive range of retail and commercial banking services, the bank also operates a trust and investment services department that has provided customers with financial, estate and retirement planning services since 1936.

Peoples Financial Corporation is listed on the NASDAQ Capital Market under the symbol PFBX. Additional information is available on the Internet at www.thepeoples.com.

This news release contains forward-looking statements and reflects industry conditions, company performance and financial results. These forward-looking statements are subject to a number of risk factors and uncertainties which could cause the Company’s actual results and experience to differ from the anticipated results and expectation expressed in such forward-looking statements.